EXHIBIT 99.1

1750 East Sunrise Boulevard Fort Lauderdale, FL 33304 (954) 760-5222

Levitt Corporation Reports Second Quarter 2004 Results

Second Quarter Net Income Increased 115% to $14 Million

Second Quarter Earnings Per Share Increased 62% to $0.68

     FORT LAUDERDALE, Florida – July 28, 2004 – Levitt Corporation (NYSE: LEV), today announced financial results for the second quarter and six months ended June 30, 2004. Net income for the quarter increased 115% to $13.7 million, compared with $6.4 million in the second quarter of 2003. Second quarter diluted earnings per share rose 62% to $0.68, compared with $0.42 in the second quarter of 2003.

     Total revenue for the second quarter of 2004 increased 113% to $143.9 million, compared with $67.6 million in the comparable 2003 quarter. The increase in total revenue was primarily attributable to an increase in the number of homes delivered by our homebuilding division during the quarter.

     Year-to-date net income increased 177% to $26.7 million compared with $9.7 million in the comparable period of 2003. Year-to-date diluted earnings per share rose 139% to $1.53, compared with $0.64 in the comparable period in 2003. Total revenue year-to-date increased 101% to $243.4 million, compared with $121.0 million in the comparable period in 2003.

     Chairman of the Board and Chief Executive Officer Alan B. Levan commented, “We are pleased to report continued strong financial results since becoming a publicly traded company in January 2004. The growth in our homebuilding division reflects the strong demand for homes within our communities as evidenced by our backlog.”

Additional accomplishments and highlights include:

Levitt Corporation:

     “In March 2004, we sold 5,000,000 shares of Class A Common Stock at a price of $24.50 per share in an underwritten public offering. The shares sold raised net proceeds of approximately $115 million after underwriting discounts, commissions, and expenses. We are utilizing the proceeds of the offering to fund the operations and growth of our subsidiaries, to repay indebtedness, and for other general corporate purposes.

     “In April 2004, we announced our expansion into the mid-South region of the United States through the acquisition of Bowden Homes, a homebuilder in Memphis and Nashville. We view this acquisition as an opportunity to enhance our competitive strength and Bowden’s overall performance. While we do not expect sales at Bowden to result in a contribution to earnings in 2004 because of purchase accounting adjustments, we look forward to Bowden’s contribution to earnings beginning in 2005.

     “On July 26, 2004, our Board of Directors declared a cash dividend of $0.02 per share on our Class A and Class B Common Stock. The board set the payment date for August 16, 2004, to all shareholders of record as of 5:00 p.m. on August 9, 2004.

Homebuilding Division

     “Our homebuilding division operates under the names Levitt and Sons™ and Bowden Homes. For the quarter ended June 30, 2004, the homebuilding division generated $126.3 million in revenue, a 177% increase from the second quarter of 2003. Net income for the quarter was $9.1 million, compared with $2.5 million in the second quarter of 2003.

     “Levitt and Sons™ delivered 493 units in the second quarter of 2004 versus 210 units in the comparable 2003 quarter, an increase of 135%. Construction starts in the second quarter of 2004 were 642 units versus 396 units in the comparable 2003 period. The value of new sales contracts signed in the second quarter of 2004 was $114.7 million versus $126.1 million in the comparable 2003 period. New sales contracts at Levitt and Sons™ were 415 units from 561 units as a result of several existing communities selling out faster than originally anticipated. The backlog of homes under contract increased 42% to 2,108 units at June 30, 2004 versus 1,480 units at June 30, 2003, representing $513.1 million at June 30, 2004 versus $312.5 million at June 30, 2003, an increase of 64%.

     “We continue to experience rapid growth and strong demand for our Levitt and Sons™ homes. As a result, we expect only 6 communities (of the original 10 on January 1, 2004) will remain available for sale by the end of 2004. We intend to add new communities during the fourth quarter of 2004 and the first and second quarter of 2005. By year-end 2005, we expect to be selling homes in a total of 19 Levitt and Sons™ communities — an all time high. Obviously, based on available inventory, new sales at Levitt & Sons™ will slow during the intervening fourth quarter 2004 and first quarter 2005.

     “At the same time, Bowden Homes, which was acquired in April 2004, is expected to deliver approximately 374 homes in 2004 and approximately 700 homes in 2005. Because of purchase accounting adjustments, earnings contribution from Bowden Homes in 2004 will be negligible, but will be fully recognized in 2005. It is anticipated that Bowden Homes will expand to approximately 28 neighborhood projects in 2005, (up from 20 in 2004).

     “Margin, at Levitt and Sons™, for the quarter was 22.5% and our overall homebuilding margin was 20.9%, primarily because of the increased sales of lower margin homes at Bowden Homes.

Land Division:

     “Revenue for the land division, excluding a sale to Levitt and Sons™, contributed $13.9 million in the second quarter of 2004 versus $20.7 million in the comparable 2003 quarter. Net income for the division, excluding the sale to Levitt and Sons™, was $3.3 million, compared to $3.5 million in the same period of last year. The sale to Levitt and Sons™ generated $23.4 million of revenue with a margin of $14.4 million; however, sales and margins from inter-company transactions are excluded from our consolidated results until homes are sold and delivered to the ultimate homebuyers.

     “In the second quarter of 2004 we acquired the final 4,450 acres for the southern expansion of Tradition. This acquisition expands Tradition to more than 9,000 acres, which, subject to specific governmental approvals will result in approximately 6,000 net buildable acres. To date, 7,000 residential units and 2 million square feet of commercial space have received their land use and zoning approvals. The balance of the required approvals are in various stages of the application process; however, it is estimated that Tradition, if and when permitted, will ultimately receive overall approvals for approximately 20,000 residential units and 8 million square feet of commercial property. To date, 861 acres have been sold at Tradition and an additional 726 acres are currently under contract for sale.

     “The list of quality builders at Tradition now includes: Divosta Homes (a subsidiary of Pulte Homes, Inc. (NYSE: PHM), Hanover Homes, Centerline Homes, Transeastern Homes, Homes by Kennedy, Minto, Toll Brothers (NYSE: TOL), and Levitt and Sons™.

     “We remain excited about the future at Levitt Corporation. We are well capitalized, experiencing strong sales growth, have one of the best brands in the industry, and our master-planned community at Tradition is one of the best parcels of land in all of Florida.”

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Financial Highlights

Levitt Corporation (consolidated):

Second Quarter, 2004 Compared to Second Quarter, 2003

•	Revenues of $143.9 million vs. $67.6 million, an increase of 113%.

•	Pretax income of $22.3 million vs. $10.4 million, an increase of 115%.

•	Net income of $13.7 million vs. $6.4 million, an increase of 115%.

•	Homes delivered were 576 vs. 210, an increase of 174%.

•	New sales contracts (value) were $134.0 million vs. $126.1 million, an increase of 6%.

•	New sales contracts (units) were 534 vs. 561, a decrease of 5%.

•	Diluted earnings per share rose to $0.68 from $0.42, an increase of 62%.

•	Return on average equity was 28% vs. 23%.

Year-To-Date 2004 Compared to Corresponding 2003 Period

•	Revenues of $243.4 million vs. $121.0 million, an increase of 101%.

•	Pretax income of $43.5 million vs. $15.7 million, an increase of 177%.

•	Net income of $26.7 million vs. $9.7 million, an increase of 177%.

•	Homes delivered were 917 vs. 372, an increase of 147%.

•	New sales contracts (value) were $264.2 million vs. $227.5 million, an increase of 16%.

•	New sales contracts (units) were 1,008 vs. 1,028, a decrease of 2%.

•	Backlog (units) rose to 2,352 from 1,480, an increase of 59%.

•	Backlog (value) rose to $553.5 million from $312.5 million, an increase of 77%.

•	Return on average equity was 27% vs. 17%.

•	Diluted earnings per share rose to $1.53 from $0.64, an increase of 139%.

•	Book value per share rose to $13.47 from $7.95, an increase of 69%.

     Levitt Corporation will host an investor and media teleconference call and Webcast discussing its earnings results for the second quarter of 2004, on Thursday, July 29, 2004, at 11:00 a.m. Eastern Time.

Teleconference Call Information:

To access the teleconference call in the U.S. and Canada, the toll free number to call is 1-800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers may reference PIN number 8593516.

A replay will be available beginning two hours after the completion of the call and will be available until 5:00 p.m., August 29, 2004. To access the replay option in the U.S. and Canada, the toll-free number to call is 1-800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is: 8593516.

Webcast Information:

Alternatively, individuals may listen to the live and/or archived Webcast of the teleconference call. To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link. The archive of the teleconference call will be available through 5:00 p.m., August 29, 2004.

Levitt Corporation’s second quarter 2004 earnings results press release and financial summary are available on the Company’s website: www.levittcorporation.com.

▪	To view the press release and financial summary, access the “Investor Relations” section and click on the “Financial Statements” navigation link.

Copies of Levitt Corporation’s second quarter 2004 earnings results press release and financial summary are available upon request via fax, email, or Postal Service mail, by contacting Levitt Corporation’s Investor Relations department using the contact information listed below.

* To receive future news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on: www.LevittCorporation.com

About Levitt Corporation:

Levitt Corporation, the parent company of Levitt and Sons ™, Bowden Homes and Core Communities, develops single-family homes and master-planned communities.

Levitt and Sons ™, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 75 years. Levitt and Sons ™ currently develops single and multi-family home communities for active adults and families in Florida and Georgia.

Bowden Homes, founded in 1971, has been one of the largest home-builders in Memphis and the surrounding metropolitan area for eight consecutive years. Bowden Homes focuses on building distinctively featured family housing in the Memphis, Nashville and north Mississippi areas. We acquired Bowden Homes in April, 2004.

Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West, the fastest growing community on Florida’s Treasure Coast for the past seven years. Core Communities’ newest master-planned community is Tradition. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition is a 9,000-acre community that will ultimately feature 20,000 residences, when all approvals are in place, as well as a commercial town center and a world-class corporate park.

Bluegreen Corporation engages in the acquisition, development, marketing and sale of drive-to-vacation resorts, golf communities and residential land. Bluegreen’s resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach; Charleston, South Carolina; Branson, Missouri; Wisconsin Dells; Gordonsville, Wisconsin; Aruba; and throughout Florida. Bluegreen Corp.’s land operations are predominantly located in the Southeastern and Southwestern United States. Levitt Corporation holds an approximate 36% ownership position in Bluegreen Corporation.

For further information, please visit our websites:

www.LevittCorporation.com

www.LevittandSons.com

www.BowdenHomes.com

www.CoreCommunities.com

www.Bluegreen-corp.com

Levitt Corporation Contact Information
Investor Relations:
Christine Cannella
Leo Hinkley
Phone: (954) 760-5222, Fax: (954) 760-5415
Email: InvestorRelations@LevittCorporation.com
Mailing Address: Levitt Corporation, Investor Relations,
1750 East Sunrise Boulevard, Fort Lauderdale, FL 33304

Corporate Communications:
Sharon Lyn
Phone: (954) 760-5402, Fax: (954) 760-5415
Email: CorpComm@LevittCorporation.com

Public Relations:
Hattie Harvey
Phone: (954) 760-5383, Fax: (954) 760-5108
Email: HHarvey@LevittCorporation.com

RBB Public Relations:
Lisa Ross
Phone (305) 448-7457, Fax: (305) 448-5027
Email: Lisa.Ross@RBBpr.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Levitt Corporation (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, the market for real estate generally and in the areas where the Company has developments, the availability and price of land suitable for development, materials prices, labor costs, interest rates, environmental factors and governmental regulations; the Company’s ability to successfully integrate the operations of Bowden Homes; the Company’s ability to timely deliver homes from backlog and successfully manage growth, the future payment of dividends as determined and declared by the Company’s board of directors, and the Company’s success at managing the risks involved in the foregoing. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed with the Securities and Exchange Commission. Levitt Corporation cautions that the foregoing factors are not exclusive.